EXHIBIT 99.1

As 2020 comes to a close and we look forward to the promise of a New Year, we also reflect back on LendingClub’s platform results during an unprecedented year. We’re cautiously optimistic about what 2021 will bring — a widely available vaccine and economic relief, perhaps — and we remain committed to helping both sides of our marketplace navigate the environment, whatever may come.

December 2020 Update

As we have been reporting since the beginning of the pandemic, we took swift action across the platform in 2020 in order to protect returns for investors. We added capacity to help borrowers over the phone, launched self-service options online for borrowers looking for help, developed multiple payment plans to support payments, tightened underwriting and verification on new loans, and increased interest rates on new loans.

Our efforts have paid off. Because of our proactive and aggressive credit actions, we continue to observe resilience on the platform. As of November 30, 2020, over 98% of borrowers were not on a payment plan. The vast majority of those on such a plan have reverted to making full payments and returns have almost recovered fully to pre-COVID levels. Also as of November 30, 2020:

•Payment plan usage is tapering off, with new requests down significantly and only approximately 1.5% of our outstanding loans currently remain on a payment plan.
•Overall delinquency rates remain below pre-COVID levels, although as anticipated rates are normalizing primarily due to some borrowers becoming delinquent after completing the payment plan(s).
•Return estimates for our pre-COVID vintages continue to track closer to historical levels of around 4% (no change since our prior update to pre-COVID vintage returns on November 4, 2020).
•Newer vintages are continuing to display higher credit quality and lower enrollment rates into our payment plans.
•We are continuing to target approximately a 5% to 6.5% return (IRR) for new issuance depending on loan grade (no change since our prior update to target returns on August 4, 2020).
•Performance among those borrowers enrolled in payment plans is encouraging. Approximately 13% of borrowers have enrolled in a payment plan at some point during the life of their loan. Of those who have ever enrolled in a payment plan, approximately 14% have paid their loan in full, 65% are making regular payments, 9% are on the same or another payment plan, and 12% are either delinquent or have charged-off.
•Since the launch of the interest-only payment plan in early June 2020 and the payment plan allowing 50% of regularly scheduled payments in October 2020, the majority of borrowers either enrolling in a first payment plan or a subsequent payment plan are choosing one of these options, reflecting borrowers’ engagement and proactive steps to stay on track.

2021 Outlook

As we head into 2021, we are maintaining our conservative positioning. Originations for the past several months have primarily focused on extending offers to existing members (who have demonstrated history of making consistent payments). We have maintained interest rates since March and increased verification rates compared with our pre-COVID levels.

As a result, we continue to witness strong borrower profiles on the platform, measured by average FICO, payment to income, average income levels and significantly lower payment plan enrollment rates.
As COVID-19 cases and deaths rise across the country, many states are increasing restrictions to curb the spread of the virus going into 2021. Until a vaccine is widely distributed across the U.S., these restrictions are likely to slow the pace of an economic recovery. Despite the potential impact of prolonged restrictions on the U.S. economy, we expect LendingClub’s portfolio to remain resilient. This will reflect our portfolio mix skewing away from riskier segments and our ability to help our members with a wide array of flexible payment plans. Furthermore, an overall reduction in household debt since the 2008 recession coupled with this spring’s expansive stimulus package and reduced spending has resulted in a historically low debt service ratios and high consumer savings rate, which provides a cushion to meet obligations in aggregate.

Importantly, in a scenario where new restrictions result in additional loan charge-offs, continued strong performance from borrowers may help absorb potentially higher losses and maintain substantially similar IRRs.

While we are pleased with the performance of the loan portfolio to date, the environment remains dynamic and we remain vigilant. Should the need arise, we are ready and willing to deploy all the tools in our arsenal and lessons learned over the past months to help our borrowers and protect our investors’ returns. We encourage all of our investors to reach out to us with any questions; we’re here to help.

Safe Harbor Statement

Some of the statements above, including statements regarding the impact of credit and underwriting initiatives, loan performance, platform returns, borrower attributes (including the number and behavior of those enrolled in payment plans), our ability to successfully navigate the current economic climate, the performance of the company and the impact of the coronavirus are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include the impact of global economic, political, market, health and social events or conditions, including the impact of the coronavirus, and those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, as well as our subsequent reports on Form 10-Q each as filed with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Information in this blog post is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.